Exhibit (k)(2)

CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of July 13, 2018 among Western Asset Mortgage Defined Opportunity Fund Inc., a closed end management investment company (the “Borrower”), as borrower, and Société Générale, New York Branch, as lender (in such capacity, the “Lender”) and as the administrative agent and collateral agent of the Lender (in such capacity, the “Agent”).

The Borrower has requested that the Lender provide a revolving credit facility, and the Lender, acting through the Agent, is willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.	INTERPRETATION

(a)      Definitions. The terms defined in Section 9 and in the Exhibits and Appendices hereto will have the meanings therein specified for purposes of this Agreement.

(b)      Valuations and Calculations. All valuations or calculations herein or under any other Transaction Document shall be in Dollars and all calculations and determinations relating to collateral, value, Margin Deficiency, or other similar calculations and determinations shall be made in Agent’s sole discretion, acting in good faith.

2.	THE FACILITY

(a)      Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day prior to the Maturity Date, in an aggregate amount such that after giving effect to any borrowing, the Total Outstandings shall not exceed the Commitment; provided, however, that the Lender shall not be obligated to make a Loan (i) during the existence of a Default or (ii) if immediately after giving effect thereto, a Margin Deficiency would exist, or (iii) in violation of Applicable Law, including the Investment Company Act, Regulation U or Regulation X. Within the limits of the Commitment and subject to the other terms and conditions of this Agreement, the Borrower may borrow, prepay, and reborrow Loans, as further provided herein.

(b)      Borrowings. The Borrower may request that Loans be made by irrevocable notice (the “Borrowing Notice”) to the Agent not later than 1:00 p.m. (New York time) at least one Business Day prior to the requested date of borrowing. The initial borrowing of a Loan shall be in a principal amount of $101,750,000. Each additional borrowing of a Loan shall be in a principal amount of at least $1,000,000. Notices pursuant to this Section 2(b) must specify the requested date and amount of borrowing and may be given by telephone if promptly confirmed in writing. If any such Borrowing Notice is not delivered by the time referred to above, then it shall be deemed to have been given on the next Business Day.

(c)      Repayments. The Borrower unconditionally promises to repay to the Lender on the Maturity Date (or such earlier date the Commitment shall be terminated in whole pursuant to Section 2(h) or Section 7) the aggregate principal amount of Loans outstanding on such date, together with all accrued but unpaid interest thereon and all other fees and other amounts, if any, payable hereunder.

(d)      Optional Prepayments. Subject to Section 2(p), the Borrower may voluntarily prepay any Loan, in whole or in part, together with all accrued but unpaid interest thereon and any breakage costs and, in the case of any prepayment in whole, all other fees and other amounts payable hereunder, without premium or penalty by irrevocable written notice to the Agent not later than 1:00 p.m. (New York time) one Business Day prior to the proposed date of prepayment. Any prepayment of a Loan shall be in a principal amount of at least $1,000,000 or, if less, the entire principal amount thereof then outstanding. For the avoidance of doubt, prepayments in whole pursuant to this Section 2(d) shall not, in and of itself, constitute a termination of this Agreement by the Borrower.

(e)      Mandatory Prepayments. If for any reason (i) a Margin Deficiency occurs and such Margin Deficiency has not been timely cured in accordance with Section 2(f) below or (ii) the Total

Outstandings at any time exceeds the Commitment, the Borrower shall immediately prepay Loans, together with all accrued but unpaid interest thereon, in an aggregate amount sufficient to eliminate such Margin Deficiency and/or such excess, as the case may be.

(f)      Margin Deficiency Cure. If a Margin Deficiency occurs, the Agent may notify the Borrower of the occurrence and the amount of such Margin Deficiency (such notice, a “Margin Deficiency Notice”). If the Agent delivers a Margin Deficiency Notice to the Borrower, the Borrower shall, (i) within one Business day after receipt of such Margin Deficiency Notice, provide the Agent with a plan (a “Prepayment Plan”) setting forth in reasonable detail the actions the Borrower proposes to take to cure such Margin Deficiency within the next four Business Days and (ii) not later than 3:00 p.m. (New York time) on the date that is five Business Days after the Agent delivers such Margin Deficiency Notice, either (x) execute the Prepayment Plan by completing sales of Collateral to Eligible Dealers (A) the settlements of which don’t occur later than the date which is eight Business Days after the Agent delivers the related Margin Deficiency Notice and (B) the proceeds from which when received upon settlement are deposited in the Custody Account to be applied to prepay outstanding Loans, (y) prepay outstanding Loans or (z) deposit additional Eligible Collateral (satisfactory to the Agent in its sole discretion) into the Custody Account or take other action, or any combination thereof (as identified in the Prepayment Plan), to the extent necessary, after giving effect to such payment, deposit or other action, to cure such Margin Deficiency. For the avoidance of doubt, the proceeds from each Collateral sale referenced in the preceding clause 2(f)(ii)(x) will receive credit as a pro-forma reduction in both the numerator and the denominator of the Advance Rate solely from the period starting from the date on which the Agent delivers the related Margin Deficiency Notice and ending on the earlier of (1) the date on which the proceeds of such Collateral sale are received by the Custodian and applied to repay outstanding Loans or (2) the date which is eight Business Days after the Agent delivers the related Margin Deficiency Notice.

(g)      Trading and Withdrawals. The Borrower may buy, sell or otherwise transfer Investment Assets and other assets in the Custody Account (each a “Trade”) and withdraw Cash, Cash Equivalents or Investment Assets from the Custody Account (deposits and transfers of assets into the Custody Account being permitted at all times) notwithstanding anything to the contrary in the Transaction Documents, subject to Section 5(l); provided that

(i)      no Trade or withdrawal shall violate, or result in the violation of, any Applicable Law, including Regulation U or Regulation X;

(ii)      if a Margin Deficiency exists or would result therefrom, the Borrower may not consummate any Trade unless the proceeds of such Trade are deposited or transferred into the Custody Account and/or used to purchase a security that is deposited or transferred into the Custody Account and/or used to pay any Obligations; and

(iii)      all withdrawals from the Custody Account (other than to the extent used to pay Obligations) on any day shall not exceed Permitted Withdrawal Basket (as defined below); provided that for purposes of dividends or other distributions by the Borrower, the “withdrawal” in respect of such dividend or distribution shall be deemed to have occurred on the date of the declaration thereof, and Margin Deficiency shall be calculated on such declaration date on a pro forma basis after giving effect thereto.

For purposes of the foregoing, (A) “Permitted Withdrawal Basket” means so long as no Material Default (as defined below) or Margin Deficiency exists such amount that would not after giving effect to the withdrawal, dividend or distribution thereof result in Margin Deficiency, and (B) “Material Default” means a Default under Section 7(a), 7(c) or 7(i).

(h) Termination of Commitment.

(i)      The Borrower may elect to terminate the Commitment in whole but not in part on any day by irrevocable written notice to the Agent not less than 30 days prior to the proposed date of termination. In the event the Commitment is terminated by the Borrower pursuant to this Section 2(h)(i), the Borrower shall pay to the Lender on the date of such termination (A) the aggregate principal amount of all outstanding Loans, together with accrued and unpaid interest thereon, and (B) all other fees and other amounts, if any, payable hereunder, including any break funding payment required by Section 2(p).

(ii)      The Lender may elect to terminate the Commitment in whole but not in part on any day by irrevocable written notice to the Borrower not less than 150 days prior to the proposed date of termination. In the event the Commitment is terminated by the Lender pursuant to this Section 2(h)(ii), the Borrower shall pay to the Lender on the date of such termination specified in such written notice (A) the aggregate principal amount of all outstanding Loans, together with accrued but unpaid interest thereon and (B) all other fees and other amounts payable hereunder, including any break funding payment required by Section 2(p).

(i)      Accrual and Payment of Interest and Fees. Each Loan shall bear interest on the outstanding principal amount thereof for each day at a rate per annum equal to the Applicable LIBOR Rate (or, if not available as determined in accordance with Section 8(l), as determined by the Lender in its reasonable discretion, the Alternative Interest Rate) for the applicable Interest Period plus the Spread. In addition, Borrower shall pay to the Agent for the account of the Lender, a commitment fee equal to the Commitment Fee. The Commitment Fee shall accrue at all times until the Maturity Date, including at any time during which one or more of the conditions in Section 3(b) is not met. All interest and the commitment fee shall be due and payable on the last day of the applicable Interest Period and at such other times as may be specified herein.

(j)      Evidence of Indebtedness. The Loans and all payments thereon shall be evidenced by one or more accounts or records maintained by the Agent on behalf of the Lender in the ordinary course of business. The Agent shall maintain the Register in accordance with Section 8(i). Such accounts or records shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

(k)      Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed except that interest computed by reference to the Alternative Interest Rate at times when the Alternative Interest Rate is based on the prime rate set forth therein shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

(l)      Payments Generally. Except as otherwise expressly provided herein, all payments hereunder shall be in Dollars and the Borrower shall make each payment hereunder not later than 2:00 p.m. (New York time) on the date specified herein to Lender’s account specified on the Lender’s signature block hereto. All payments received by the Lender after 2:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(m)      No Set-off or Withholding. All payments by or on behalf of the Borrower to the Agent (including for purposes of this Section 2(m), any assignee, successor, or participant or an economic arrangement that is similar to a participation) hereunder shall be made to the Agent in full without condition or reduction for any counterclaim, defense, recoupment or setoff.

(n)      Taxes

(i)      Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii)      Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(iii) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv) Indemnification by the Lender. The Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (iii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8(j) relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. The Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to the Lender under any Transaction Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph.

(v) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(vi) Status of Lender.

(A) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not the

Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2(n)(vi)(B)(1), (2) and (4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(B)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(1)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(2)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

A.    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W- 8BEN-E (as applicable)establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B.    executed copies of IRS Form W-8ECI;

C.    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable); or

D.    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W- 8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct and indirect partner;

(3)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(4)    if a payment made to the Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(C)    Each Lender agrees that it shall promptly update any form or certification previously delivered pursuant to this Section 2(n)(vi) (or notify the Borrower and the Agent in writing of its legal inability to do so) at any time (a) such form or certification becomes inaccurate or obsolete in any respect, or (b) upon the written request of the Borrower.

(vii)      Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (vii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.

Notwithstanding anything to the contrary in this paragraph (vii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(viii)      Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(o)      Default Interest. While any Event of Default has occurred and is continuing under Section 7(a), 7(h), 7(i), 7(n), the Borrower shall pay interest on all overdue Obligations hereunder at a fluctuating interest rate per annum equal to the Default Rate, to the full extent permitted by Applicable Law; provided that for purposes of this clause (o) any amount due upon acceleration of the Loan pursuant to an Event of Default under Section 7(a), 7(h), 7(i) or 7(n), shall be considered overdue to the extent not repaid after such acceleration. Any such amounts (including interest on past due interest) shall be due and payable upon demand.

(p)      Funding Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense (excluding, however, the Spread) incurred by it as a result of (i) any payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) and (ii) any failure by the Borrower to prepay or borrow any Loan on the date or in the amount notified by the Borrower in accordance with this Agreement, including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

3.	CONDITIONS PRECEDENT TO EFFECTIVENESS AND LOANS

(a)      Conditions Precedent to Effectiveness. This Agreement shall become effective upon satisfaction or waiver of the following conditions precedent:

(i) The Agent shall have received each of the following documents, duly executed, each (unless otherwise specified below) dated the Closing Date and in form and substance reasonably satisfactory to the Agent:

(A)      duly executed counterpart of this Agreement;

(B)      duly executed Security Agreement and Control Agreement and a UCC-1 financing statement;

(C)      certified copies of (1) the Organization Documents and the Prospectus (including any amendments or supplements thereto) of the Borrower, (2) the resolutions of the board of trustees of the Borrower authorizing and approving the execution, delivery and performance by the Borrower of this Agreement, the Security Agreement, and the other Transaction Documents and the Loans hereunder, and otherwise satisfactory to the Agent and (3) documents evidencing all other necessary company action, governmental approvals and third-party consents, if any, with respect to this Agreement, the Security Agreement, and any other Transaction Document;

(D)      a certificate of the Borrower certifying the names and true signatures of the Responsible Officers of the Borrower authorized to sign this Agreement, the Security Agreement, any other Transaction Document, or any other document to be delivered hereunder or thereunder;

(E)      certificates evidencing the good standing of the Borrower in its jurisdiction of formation dated a date not earlier than thirty (30) days prior to the Closing Date as to the good standing of the Borrower;

(F)      the results of tax, judgment and Lien searches on the Borrower, obtained by and satisfactory to the Agent dated as of a recent date;

(G)      an opinion letter of each of (i) Simpson Thacher & Bartlett LLP, New York counsel to the Borrower and (ii) Morrison & Foerster LLP, Maryland counsel to the Borrower, each in form and substance to be mutually agreed between the Agent and the Borrower.

(ii)      The Borrower shall have paid all fees and expenses required to be paid by it on the Closing Date in accordance with Section 8(e).

(iii)      Prior to or simultaneously with the Closing Date, (i) the Borrower shall have paid all principal, interest, fees, costs and expenses and other sums owing (whether or not then due) by the Borrower under the Amended and Restated Credit Agreement, dated as of May 27, 2016, between the Borrower and State Street Bank and Trust Company and all other agreements, instruments and other documents executed or delivered in connection therewith (collectively, the “Existing Credit Documents”), (ii) the Existing Credit Documents shall have been terminated (other than provisions thereof which, by their terms, provide that they survive any such termination), and all commitments under the Existing Credit Documents to make loans or otherwise extend credit to or for the account of the Borrower shall have been cancelled or terminated and all indebtedness and liabilities thereunder shall have been paid in full (other than any unasserted contingent obligations), (iii) all Liens on the property of the Borrower securing the obligations under the Existing Credit Documents shall have been released or otherwise terminated, and (iv) the Agent shall have received reasonably satisfactory evidence of all of the foregoing.

(iv)      The Custody Account shall have been established by the Borrower and the Control Agreement shall have been executed with respect thereto.

(v)      The Agent shall have completed its due diligence review with respect to the Borrower and the Investment Manager and is satisfied, in its sole and absolute discretion, with the result of its due diligence review, including its due diligence review of the Borrower’s Investment Policies and Restrictions. The Lender shall have received all documentation and other information that the Lender has reasonably requested at least 10 days prior to the Closing Date in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(vi)      To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, and if the Agent has requested in a written notice to the Borrower at least 10 days prior to the Closing Date, the Borrower shall deliver a Beneficial Ownership Certification to the Agent at least five days prior to the Closing Date (provided that, upon execution and delivery by Lender of its signature page to this Agreement, the condition set forth in this clause (vi) shall be deemed to be satisfied).

(b)      Conditions Precedent to All Loans. The obligation of the Lender to make any Loan (including the Loan made on the Closing Date) is subject to satisfaction of the following conditions precedent:

(i)      The representations and warranties of the Borrower contained in Section 4 or any other Transaction Document or any document furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects on and as of the date of such Loan immediately prior to and after giving effect to such Loan (except (x) to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (y) any representation or warranty which is subject to any materiality qualifier shall be true and correct in all respects).

(ii)      Immediately before and immediately after giving effect to such proposed Loan, no Default shall exist or would occur.

(iii)      (A) The Scheduled Maturity Date has not yet occurred and (B) neither the Lender nor the Borrower shall have terminated the Facility effective as of such draw date.

(iv)      Immediately after giving effect to such Loan, the

Asset Coverage shall be at least 300%.

(v)      Immediately prior to and immediately after giving effect to such Loan, (A) no Margin Deficiency exists or would occur, and (B) the Total Outstandings shall not exceed either the Commitment or the Maximum Amount.

(vi)      The Collateral Requirement has been satisfied.

(vii)      The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to result in a Material Adverse Effect.

(viii)      Each borrowing shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Section 3(a) (solely for the initial Loan), and Section 3(b), as applicable, have been satisfied on and as of the date of the making of a Loan.

(ix)      The Borrower shall have provided any form requested by the Agent necessary to comply with Regulation U or Regulation X, or any other provisions of the regulations of the Board.

4.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lender that:

(a)      Existence, Qualification and Power. The Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure to so qualify and be in good standing would reasonably be expected to result in a Material Adverse Effect, (iii) has all requisite power and authority to own or lease and operate its properties necessary to carry on its business as now conducted and to execute, deliver and perform its obligations under each Transaction Document, (iv) has all requisite governmental licenses, authorizations, consents and approvals to own or lease and operate its properties necessary to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect and (v) has all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under each Transaction Document.

(b)      Authorization; no Contravention. The Organization Documents of the Borrower authorize the Borrower to borrow money. The execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents (when delivered) and the grant of the security interest contemplated hereby with respect to the Collateral are within its company powers, have been duly authorized by all necessary company action, and do not (i) contravene the Borrower’s Organization Documents, (ii) contravene any material contractual restriction binding on it or require any consent under any material agreement or instrument to which it is a party or by which any of its properties or assets is bound in any material respect, (iii) result in or require the creation or imposition of any Liens upon any property or assets of the Borrower other than Liens in favor of Agent and/or the Lender in connection with the Transaction Documents, or (iv) violate any Applicable Law (including the Securities Act of 1933, the Exchange Act and the Investment Company Act and the regulations thereunder) or writ, judgment, injunction, determination or award.

(c)      Governmental Authorizations; Other Consents. Except for any filings contemplated by the Security Agreement, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by the Borrower of any Transaction Document or (ii) the legality, validity, binding effect or enforceability of any Transaction Document.

(d)      Compliance with Laws and Other Agreements.

(i)      The Borrower is in compliance with (x) its Organization Documents and (y) the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (A) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (B) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(ii)      The borrowing of the Loans made by the Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Transaction Documents do not result in any violation of the provisions of the Investment Company Act, or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

(e)      Binding Effect. This Agreement and the other Transaction Documents are and will be legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms in all respects, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(f)      No Default. No Default has occurred and is continuing.

(g)      No Material Adverse Effect. Since May 31, 2018, no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect, and no Regulatory Event has occurred and is continuing.

(h)      Absence of Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues that (i) are reasonably likely to result in a Material Adverse Effect or (ii) challenge the legality, validity or enforceability of this Agreement, the Security Agreement or any other Transaction Document, or that involves a substantial likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Transaction Documents or the making of the Loans.

(i)      Investment Company Act. The Borrower is a non-diversified “closed-end management investment company’ and is subject to regulation under the Investment Company Act, it is not an Indirect Fund or a “business development company’ within the meaning of the Investment Company Act. Neither the Lender nor the Agent is an “affiliated person’, “promoter’ or “principal underwriter’ of the Borrower within the meaning of the Investment Company Act. The Borrower has elected to be treated and qualifies as a “regulated investment company’ within the meaning of the Code.

(j)      Asset Coverage. To the extent any Loan is outstanding, the Asset Coverage of the Borrower is at least 300%.

(k)      Regulation U/X. The execution, delivery and performance by the Borrower of the Transaction Documents and the transactions contemplated hereunder and thereunder do not violate Regulation U or Regulation X, as applicable. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulation U or Regulation X, as applicable.

(l)      Ownership of Property. The Borrower has good and marketable title to the Collateral free and clear of Liens, other than Permitted Liens. The Borrower has not made any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of the Collateral including, but not limited to, the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Permitted Liens.

(m)      Taxes. The Borrower has filed all federal income tax returns and all other material tax returns which are required to be filed by it in all jurisdictions except to the extent not delinquent (after giving effect to any extension granted by the applicable tax authority) and has paid all federal and all other material taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except as otherwise permitted herein. The Borrower has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower and is not aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower not to be subject to the normally applicable statute of limitations

(n)       Solvency. (i) The present fair market value of the Borrower’s assets exceeds the total amount of the Borrower’s liabilities (including, without limitation, contingent liabilities); (ii) the Borrower has capital and assets sufficient to carry on its businesses;

(iii) the Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction; and (iv) the Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. The Borrower will not be rendered insolvent by the execution, delivery and performance of documents relating to this Agreement or by the consummation of the transactions contemplated under this Agreement.

(o)       No Sovereignty. Neither the Borrower nor or any of its assets, properties or, to its knowledge, revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Applicable Law of any jurisdiction.

(p)       Full Recourse. The Loans are made with full recourse to the Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of the Borrower.

(q)       Disclosure. All information (x) provided by or on behalf of the Borrower to the Agent or the Lender in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of the Borrower provided to the Agent or the Lender other than any projections or forward looking statements (the “Projections”) (for which the Borrower makes the representations in the next sentence), or (y) provided by or on behalf of the Borrower, to the Agent or the Lender, including in the Investment Policies and Restrictions, was on or as of the applicable date of provision thereof, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading taken as a whole in light of the time and circumstances under which such statements were made. All Projections that have been prepared by or on behalf of the Borrower and that have been made available to the Agent by or on behalf of the Borrower in connection with this Agreement have been prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of delivery thereof (although the Borrower gives no assurances that such Projections will, in fact, be achieved and results may vary significantly).

(r)       No Liens. All Collateral is free and clear of all Liens, claims and transfer restrictions, except as are created under the Security Documents and Permitted Liens.

(s)       Licenses; Approvals. All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of the Borrower have been duly obtained and are in full force and effect, except where the failure to obtain such licenses, permits, approvals, concessions or other authorizations would not be reasonably expected to result in a Material Adverse Effect.

(t)       Investment Policies and Restrictions.

(i)       The Borrower’s investments are in compliance with its Investment Policies and Restrictions in all material respects.

(ii)       Since the Closing Date, (i) there have been no changes in the Investment Policies and Restrictions other than in accordance with this Agreement and (ii) the Borrower has at all times complied in all material respects with the Investment Policies and Restrictions.

(iii)       The Investment Policies and Restrictions are fully and accurately described in all material respects in the Borrower’s Organization Documents and the Prospectus, as supplemented or modified by any press release, shareholder report included within Form N-CSR filed with the Securities and Exchange Commission.

(u)       ERISA.

(i)      As of the date hereof the Borrower does not maintain or have an obligation to contribute on behalf of its own employees to any Plan, Pension Plan, or Multiemployer Plan.

(ii)       The Borrower acknowledges and agrees that as of the date hereof neither the Lender nor the Agent has acted as a “fiduciary” within the meaning of ERISA with respect to the assets of the Borrower, in connection with the retention or exercise of its rights under any Transaction Document and neither the Lender nor the Agent has rendered, or has any authority to render, any advice with respect to any investments of the Borrower.

(iii)       At any time that, and so long as, any assets of the Borrower include “plan assets” (within the meaning of 29 C.F.R. Sec. 2510.3-101, as modified by Section 3(42) of ERISA, as amended (the “Plan Asset Regulations”) subject to Section 406 of ERISA and/or Section 4975 of the Code, the following shall apply:

(A)       The Investment Manager is an “investment manager” (as defined in ERISA) of the Borrower and a fiduciary with respect to the plan assets of each of the “benefit plan investors”, as defined in the Plan Asset Regulations invested in the Borrower (the “Plan Investors”); and is a “QPAM” within the meaning of U.S. Department of Labor Prohibited Transaction Class Exemption 84-14, as amended (“PTCE 84-14”).

(B)       The Investment Manager has full power and authority to negotiate, approve, execute and deliver (and has negotiated and approved) all documentation and terms relating to this Agreement, the other Transaction Documents and the Loans and to engage in the Loans and the transactions inherent in the Loans on behalf of the Borrower and its Plan Investors.

(C)       [Reserved.]

(D)       All of the requirements and conditions of Part I “General Exemption” of PTCE 84-14 have been met with respect to the Agreement and the Loans and that the entering into and performance of this Agreement and each Loan effected hereunder and any other transactions contemplated under the Transaction Documents (including with respect to any Loans or such other transactions entered into prior to the date on which the assets of the Borrower include “plan assets” within the meaning of the Plan Asset Regulations but which remain outstanding on or after such time) do not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA and/or Section 4975(c)(1)(A)-(D) of the Code.

(v)       Compliance with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Borrower represents and warrants that (a) it and its directors and officers, and, to its knowledge, its employees and agents, are in compliance in all material respects with Anti-Corruption Laws and Anti-Terrorism Laws, and (b) it has instituted and maintains policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws and Anti- Terrorism Laws.

(w)       Compliance with Sanctions. The Borrower represents and warrants that (a) neither it nor any of its directors or officers nor, to its knowledge, employees or any of its agents that will act in any capacity in connection with, or benefit from, this Agreement, is (i) a Sanctioned Person, or (ii) in violation in any material respect of any applicable Sanctions, and (b) no Loan, use of proceeds or other transaction contemplated by this Agreement will result in the violation of any applicable Sanctions.

(x)       No Subsidiaries. The Borrower does not have any Subsidiaries.

(y)       Custody Account

(i)       The Custody Account is the only account to which any agent or administrative agent for any Investment Asset comprising Collateral or, if applicable, the Obligor with regard to such Investment Asset has been directed to remit all Collections with respect to such Investment Asset.

(ii)       All Collections received by it with respect to the Collateral are held and shall be held in trust for the benefit of the Agent, on behalf of the Lender until deposited into the Custody Account as required herein.

5.	AFFIRMATIVE COVENANTS

On and after the Closing Date and so long as Lender has a commitment to make a Loan or any Obligations have not been paid in full:

(a)       Existence. The Borrower shall preserve and maintain its existence and material rights and franchises. The Borrower will maintain in full force and effect its registration as a closed-end management investment company under the Investment Company Act.

(b)       Reporting Requirements. The Borrower will furnish to the Agent or cause to be furnished to the Agent:

(i)       as soon as available, but in any event within 180 days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as at the end of such fiscal year, and the related statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with Appropriate Accounting Principles, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender and the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(ii)       within 10 Business Days of the end of each calendar month, an estimated Valuation Statement as of the last day of such calendar month, in respect of any Collateral and a statement with the composition of the Borrower’s assets with respect to the Collateral held in the Custody Account;

(iii)       within five Business Days of the 15th and the 30th of each calendar month, a calculation of the Borrower’s Asset Coverage; provided that on the date of Initial Asset Coverage Breach and on each of the three succeeding Business Days the Borrower shall provide a calculation of the Borrower’s Asset Coverage to the Agent;

(iv)       promptly (and in any event, within five calendar days), after any request from the Agent from time to time, an estimated Valuation Statement of the Collateral containing the most recent estimated fair market valuations for each Investment Asset of the Borrower available to the Borrower; provided that if an Event of Default is not then continuing, the Agent shall not make such a request more than two times in any calendar month;

(v)       within 10 calendar days after the end of each calendar month, the Net Asset Value of the Borrower for such calendar month, prepared by the Administrator;

(vi)       not later than 2:00p.m. (New York time) on each Business Day, (i) a report sent directly to the Agent from the Custodian setting forth the most recent valuation of the Collateral;

(vii)       as soon as possible (and in any event within three (or in the case of clause (x) one) Business Day(s)) after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence of (x) any Default, (y) the commencement of, or any material development in, any material litigation or proceeding affecting the Borrower, the Investment Manager or any Eligible Collateral or (z) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, a statement of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower has taken and proposes to take with respect thereto;

(viii)       notice of any material change to the Investment Policies and Restrictions, the Organization Documents of the Borrower or the Prospectus;

(ix)       notice of any material change in accounting policies or financial reporting practices by the Borrower except as required or permitted by Appropriate Accounting Principles;

(x)       promptly after filing thereof with the Securities and Exchange Commission or the delivery thereof to the shareholders of the Borrower, copies of all annual and semi-annual reports to shareholders, amendments and supplements to the Borrower’s registration statement, the Prospectus, non-routine proxy statements, financial statements and other materials of a financial or otherwise material nature so delivered; and

(xi)       promptly after written request therefor, (x) such other business and financial information respecting the condition or operations, financial or otherwise, of the Borrower as the Agent may from time to time reasonably request and (y) information and documentation requested by the Agent, or any Lender through the Agent, as reasonably required for the Agent or such Lender to comply with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to this Section 5(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (B) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent).

(c)       Use of Proceeds. The Borrower will use the proceeds of the Loans solely for to make additional investments or general business purposes and in accordance with Section 6(j).

(d)       Payment of Obligations. The Borrower shall pay and discharge as the same shall become due and payable: (i) all federal and other material taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, claim, charge or levy so long as and to the extent that (x) the same is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, (y) the same is the subject of an extension granted by the applicable tax authority or (z) such taxes, assessments, claims, charges and levies do not at any time exceed $1,000,000 in the aggregate for which it may be or become liable or to which any of its properties may be or become subject; and (ii) (a) all lawful claims which, if unpaid, would become a Lien on its property (other than Permitted Liens); and (b) all other obligations, liabilities and Indebtedness (other than lawful claims, obligations, liabilities and Indebtedness not in excess of the Threshold Amount), as and when due and payable.

(e)       Inspection Rights. The Borrower shall, at any reasonable time during normal business hours and upon reasonable prior written notice, from time to time permit the Lender, the Agent or any agent or representative thereof (in each case, subject to Section 8(o) and at the Agent’s expense) to (i) visit and inspect the properties of the Borrower and discuss the affairs, finances, assets and accounts of the Borrower with any of the officers, directors or other representatives of the Borrower and (ii) make copies of and abstracts from their records and books of account, all at the expense of the Borrower; provided, however, that (1) unless an Event of Default is in existence, the Borrower shall have no obligation under this paragraph (e) in excess of once per calendar year, and (2) during the existence of an Event of Default, the Lender, the Agent or any agent or representative thereof may do any of the foregoing at the expense of the Borrower at any time during normal business hours and with reasonable advance notice with any reasonably frequency.

(f)       Collateral Requirement. The Borrower shall take such actions as are necessary or as the Agent reasonably request from time to time to comply with the Collateral Requirement in all respects, and shall promptly notify the Agent as soon as it has knowledge that the Lien of the Lender and/or the Agent thereon has been or may be materially impaired.

(g)       Keeping of Books. The Borrower shall keep proper books of record and account as are necessary to prepare financial statements in accordance with Appropriate Accounting Principles.

(h)       Compliance with Investment Company Act. The Borrower shall comply with (i) Section 18 of the Investment Company Act in all respects and (ii) all other requirements of the Investment Company Act in all material respects.

(i)       Compliance with Other Laws. The Borrower shall comply (A) with the requirements of all other Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect and (B) in all material respects with applicable Sanctions.

(j)       Compliance with Investment Policies and Restrictions and Advisory Agreements.

(i)       The Borrower shall comply with its Investment

Policies and Restrictions in all material respects at all times. The Borrower shall furnish to the Agent, prior to its effective date, prompt notice of any material changes in the Investment Policies and Restrictions.

(ii)       The Borrower shall comply with the Advisory Agreements in all material respects.

(k)       Material Agreements. The Borrower shall comply with the terms of each provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties or assets is bound in which the failure to comply would reasonably be expected to result in a Material Adverse Effect.

(l)       Custody Account. The Borrower shall

(i)       maintain all its assets (other than assets in an Other Account) in the Custody Account;

(ii)       upon delivery to the Custodian of a “Notice of Exclusive Control” (as defined in the Control Agreement), cease all trading with respect to the Custody Account;

(iii)       ensure delivery by the Custodian of a means (website access, daily reports) of allowing the Agent to monitor, on a real-time basis, all cash movements and other activities occurring in the Custody Account; and

(iv)       direct any agent or administrative agent for any Investment Asset to remit all Collections with respect thereto, and, if applicable, to direct the Obligor with respect to such Investment Asset, to remit all such Collections with respect to such Investment Asset directly to the Custody Account.

(m)       Further Assurances. The Borrower agrees that upon the request of the Agent, it shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Agent may reasonably deem necessary (i) to assure the Agent and/or the Lender has a Perfected Lien on the Collateral and (ii) to carry out the provisions and purposes of the Transaction Documents. Such agreements, documents or instruments or actions shall be reasonably satisfactory to the Agent.

(n)       Margin Stock. The Borrower agrees that no more than 20% of its assets shall be Margin Stock.

6.	NEGATIVE COVENANTS

So long as the Lender has a commitment to make a Loan or any other Obligation hereunder shall remain unpaid or unsatisfied:

(a)       Indebtedness.

(i)       The Borrower shall not incur any Indebtedness or take any other actions if immediately after giving effect thereto, the Asset Coverage would be less than 300%.

(ii)       The Borrower shall not have outstanding more than one class of senior security representing indebtedness, within the meaning of Section 18(c) of the Investment Company Act.

(iii)       The Borrower shall not create, incur, assume or permit to exist any Indebtedness other than the following:

(A)       Indebtedness under reverse repurchase agreements and Swap Contracts so long as: (w) immediately before and after giving effect to the incurrence of such Indebtedness on a pro forma basis, no Default exists, (x) the aggregate principal amount of such Indebtedness under reverse repurchase agreements together with the aggregate independent amount required to be posted by the Borrower under such Swap Contracts does not at any time exceed 25% of Total Assets of the Borrower (y) the aggregate independent amount required to be posted by the Borrower under such Swap Contracts does not at any time exceed 5% of Total Assets of the Borrower and (z) the Indebtedness under such reverse repurchase agreements does not at any time exceed 20% of Total Assets of the Borrower,

(B)       Indebtedness incurred under this Agreement and the other Transaction Documents,

(C)       Indebtedness in favor of the Borrower’s Custodian provided that no Indebtedness in favor of the Borrower’s Custodian exists as of the Closing Date,

(D)       unsecured Indebtedness in respect of judgments or awards that do not constitute an Event of Default, including any unsecured performance bond in respect of such judgments or awards,

(E)       unsecured Indebtedness not to exceed $5,000,000 in aggregate arising in connection with portfolio investments and investment techniques arising in the ordinary course of the Borrower’s business to the extent that such Indebtedness is permissible under the Investment Company Act and consistent with the Investment Policies and Restrictions, and

(F)       other Indebtedness agreed to in writing between the Borrower and the Agent.

(b)       Liens. The Borrower shall not create, incur, assume or suffer to exist (i) any Lien upon any Collateral, except Permitted Liens or (ii) any Liens on its assets except (x) Permitted Liens and (y) Liens securing Indebtedness permitted under Section 6(a)(iii)(A). For the avoidance of doubt any assets of the Borrower subject to Liens (other than Permitted Liens) referenced in this clause 6(b)(ii)(y) shall not constitute Collateral and any assets of the Borrower not subject to Liens referenced in this clause 6(b)(ii)(y) shall constitute Collateral and shall be pledged in favor of the Agent.

(c)       Mergers, Etc. Without the prior written consent of the Agent, the Borrower shall not merge or consolidate with or into another Person, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of the Borrower. For the avoidance of doubt, the Borrower may sell its assets in the ordinary course of business, provided that all proceeds from the sale of Collateral shall be deposited in the Custody Account.

(d)       Line of Business. The Borrower shall not engage in any business other than as described in its Organization Documents and Investment Policies and Restrictions.

(e)       No Amendment of Investment Policies and Restrictions or Organization Documents. The Borrower shall not agree to or otherwise permit to occur (without prior notice to, and the prior written consent of, the Agent or the Lender, which consent shall not be unreasonably withheld in any respect to proposed amendment referenced in the succeeding clause (i) if such amendment is not materially adverse to the Agent) any material amendment, supplement or other modification of any of the terms or provisions of its Investment Policies and Restrictions or Organization Documents, in each case (i) relating to valuation of assets or the determination of net asset value, or (ii) that (A) would reasonably be expected to adversely affect the rights and remedies of the Lender or the Agent under any Transaction Document, (B) would reasonably be expected to result in a Material Adverse Effect, or (C) otherwise fails to comply with the terms of this Agreement or any other Transaction Document

(f)       Distribution, Etc. The Borrower will not make any dividend payment or other distribution of assets, property, Cash, rights, obligations or securities on account of any Borrower Equity Interests, or purchase, redeem, retire or otherwise acquire for value any Borrower Equity Interests, whether now or hereafter outstanding, if a Default exists or would result therefrom: provided, however, the Borrower may pay dividends and distributions in either case in Cash or other property (in or with respect to any taxable year of the Borrower (or any calendar year, as relevant)), but only to the extent that a Margin Deficiency is not then continuing or such payment does not result in a Margin Deficiency and no Default under Section 7(a) or Section 7(i) exists, in the amounts that are required to be distributed to: (i) allow the Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year its liability for U.S. federal income taxes imposed on (y) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (z) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), or (iii) reduce to zero its liability for U.S. federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto).

(g)       Custodian. The Borrower shall not enter into any other custody agreement or equivalent arrangement involving the Collateral with any Person other than the Custodian, without the prior written consent of the Agent.

(h)       Investments. The Borrower shall not purchase, hold or acquire any Investment, except in accordance with the Investment Policies and Restrictions.

(i)       Use of Proceeds.

(i)       The Borrower shall not use the proceeds of any Loan, whether directly or indirectly, in violation of Regulation U or Regulation X.

(ii)       The Borrower will not request any Loan, and the Borrower shall not use, and shall procure that its directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, in violation of Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(j)       Restrictive Agreements. The Borrower shall not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien under the Transaction Documents upon any of its property other than in connection with customary restrictions contained in Swap Contracts solely to the extent of the financial assets subject of such agreements.

(k)       Transactions with Affiliates. The Borrower shall not enter into any transaction with or make any payment or transfer to any Affiliate of the Borrower or the Investment Manager, except in compliance the Investment Company Act and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or the Investment Manager.

(l)         Subsidiary. The Borrower shall not form any Subsidiary.

(m)       Instructions to Obligors. The Borrower will not make any

change in its instructions to administrative or payment agents or Obligors regarding payments to be made with respect to the Collateral to the Custody Account, unless the Agent has consented to such change.

7.	EVENTS OF DEFAULT AND REMEDIES

If any of the following events (each, an “Event of Default”) shall occur:

(a)       Payment Default. The Borrower shall fail to pay (i) any of the outstanding principal of any Loan when due; (ii) any accrued interest on any Loan within three Business Days after the due date;

(iii) the amounts required to be prepaid pursuant to Section 2(e) within the time period provided therein; or (iv) other amounts or fees owing pursuant to any of the Transaction Documents within five Business Days after the due date;

(b)       Specific Covenants. The Borrower shall fail to perform or observe any term, covenant, or agreement contained in (i) Sections 5(a), (c), (f), (h) or (l), Section 6 hereof, or Section 4 of the Security Agreement or (ii) Section 5(b); provided that with respect to Section 5(b) (other than 5(b)(vii)(x) or the proviso in 5(b)(iii) related to reporting in connection with Initial Asset Coverage Breach) such failure remains unremedied for 10 days;

(c)       Custody/Control Agreement Terminations. (i) Any account holding Collateral or to which Collateral is credited is no longer maintained at the Custodian for the Borrower or the Custodian is no longer the sole custodian with respect to such account, provided that for the avoidance of doubt solely during the Transition Period,

Custodian shall include both entities in the definition thereto (ii) a Change of Custodian occurs (iii) the Custodian (A) transfers or otherwise permits the withdrawal of Collateral in contravention of the terms of the Control Agreement, or (B) fails to comply with any other material provision of the Control Agreement, (iv) any third party has control (as such term is used in the UCC) the Custody Account.

(d)       Failure to Pay Custodian. The Borrower shall fail to pay to the Custodian, within 10 Business Days of the due date therefor, any fees, expenses or charges, individually or collectively in excess of $250,000, payable by the Borrower under the Custody Agreement and such failure entitles the Custodian to seek repayment of such fees, expenses or charges from the Custody Account;

(e)       Default under Transaction Documents. The Borrower shall fail to perform any or observe any other term, covenant or agreement contained in this Agreement, any other Transaction Document (in each case, not otherwise specified in Subsections (a) to

(d) above) to which it is a party and such failure remains unremedied for 30 days after Borrower has knowledge thereof;

(f)       Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Transaction Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (except for any representation or warranty that is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects);

(g)       Invalidity of Transaction Documents. Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or payment in full of all the Obligations, ceases to be in full force and effect; or the Borrower, Custodian, or to the extent the Agent determines it will be reasonably likely to result in a Material Adverse Effect, any investor of the Borrower, or any Governmental Authority contests in any manner the validity or enforceability of any material provision of any Transaction Document; or the Borrower denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any provision of any Transaction Document;

(h)       Cross-Default. (A) The Borrower (x) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after giving effect to any applicable notice requirement or grace period) in respect of any Indebtedness (excluding Indebtedness hereunder and Indebtedness under Swap Contracts but including Indebtedness under reverse repurchase agreements) and the aggregate outstanding principal amount for or in respect of all such Indebtedness is more than the Threshold Amount, or (y) fails to observe or perform any other agreement or condition relating to any Indebtedness in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, after giving effect to any applicable notice requirement or grace period and such failure results in the acceleration of the maturity of such Indebtedness or enables or permits the holder of such Indebtedness to accelerate the maturity thereof; or (B) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from

(x) any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract) or

(y) any Termination Event (as so defined) under such Swap Contract as to which the Borrower is an Affected Party (as so defined), and, in either event, the amount of all payments owed by the Borrower under all such Swap Contracts as of such Early Termination Date (prior to any payment thereof) is greater than the Threshold Amount;

(i)       Inability to Pay Debts; Attachment; Insolvency Proceedings, Etc. (i) The Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (iii) the Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iv) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower and the appointment continues undischarged or unstayed for sixty (60) days; (v) any proceeding under any Debtor Relief Law relating to the Borrower or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or (vi) the Borrower shall take any action to authorize any of the actions set forth above in this Section 7(i);

(j)       Judgments. There is entered against the Borrower one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage or a third party indemnity as reasonably determined by the Agent) and such judgment or order shall continue unsatisfied or unstayed for 30 days;

(k)       Occurrence of Certain Events.

(i)       A Regulatory Event shall occur; or

(ii)       a Change of Management shall occur;

(l)       Lien Defects. The Collateral Requirement shall cease to be satisfied, as determined by the Agent in its sole discretion acting in good faith, or the Lender and/or the Agent shall cease to have a Perfected Lien on the Collateral;

(m)       Criminal Charges. Any officer who performs a policy making function of the Borrower, and who has material involvement with the investment activities of the Borrower, shall have been indicted by a Governmental Authority in a jurisdiction in the United States, or criminally charged with an offense by any other Governmental Authority, in each case for a fraudulent or dishonest act or a violation of securities or banking laws, and such indictment or criminal charge is reasonably likely to result in a conviction that is punishable by deprivation of liberty or a fine in excess of $1,000,000;

(n)       Asset Value. The Asset Coverage is less than 300% at any time after the Closing Date (such event “Initial Asset Coverage Breach”) and fails to equal or exceed 300% on the third Business Day following an Initial Asset Coverage Breach; provided that if the Borrower has initiated prepayment of Borrower Indebtedness in order to cure an Initial Asset Coverage Breach such prepayment shall occur within three Business Days of such breach and the actual rate of such prepayment of the Total Outstandings shall equal or exceed the actual rate of such prepayment of other Indebtedness of the Borrower;

(o)       Margin Deficiency. A Margin Deficiency shall occur and such deficiency is not cured within the cure period set forth in Section 2(f);

(p)       Advisory Agreement. The Borrower shall permit or cause any Advisory Agreement to be terminated or, without the Agent’s prior written consent, permit or cause any Advisory Agreement to be amended, waived or otherwise modified in any respect that (A) could reasonably be expected to be materially adverse to the Lender or (B) would require the consent or approval of the super-majority shareholders of the Borrower;

(q)       Investment Policies; etc.. The Investment Manager shall (i) fail to comply with any Advisory Agreement and such failure remains unremedied for 30 days or (ii) make any change in its instructions to administrative or payment agents or Obligors regarding payments to be made with respect to the Collateral to the Custody Account, unless the Agent has consented to such change; or

(r)       Suspension of Trading Shares. The Borrower’s shares shall be suspended from trading on the New York Stock Exchange for more than two consecutive days upon which trading in shares generally occurs on such exchange or shall be delisted;

Then, and in any such event, the Agent may (i) declare the Loans, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Transaction Documents to be forthwith due and payable, whereupon the Loans, all such interest and fees and all such other amounts hereunder and under the Transaction Documents shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and (ii) declare the obligation of the Lender to make any Loan to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of any event in Section 7(i), (x) the Loans, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and under the other Transaction Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and (y) the obligation of the Lender to make Loans shall automatically be terminated.

In addition to the foregoing, upon the occurrence of an Event of Default, the Agent, at its option, (A) may deliver the requisite notice in accordance with the Control Agreement with respect to the Custody Account to provide the Agent with exclusive control, (B) may instruct the Custodian to transfer the whole or any part of the Collateral into the name of the Agent or the name of its nominee, notify the Obligors on any Collateral to make payment to the Agent or its nominee of any amounts due thereon, take control or grant its nominee the right to take control of any proceeds of the Collateral, liquidate any or all of the Collateral, withdraw and/or sell any or all of the Collateral and apply any such Collateral as well as the proceeds of any such Collateral to all unpaid Obligations in such order as the Agent determines in its sole discretion, and exercise any other rights and remedies under any Transaction Document, at law or in equity.

8.	MISCELLANEOUS

(a)       Effectiveness. This Agreement shall become effective on the date hereof upon the receipt by the Agent of the documents and other items set forth in Section 3(a).

(b)       Amendment, etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender, the Borrower and the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c)       Notices and Other Communications. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission and electronic mail) and delivered to such numbers or addresses set forth on the relevant signature blocks hereto or as given from each party to the other in writing from time to time; provided that electronic mail may be used only to distribute routine communications, such as financial statements and other information as provided in Section 5(a), (b) and (c). All notices and other communications shall be deemed to be effective upon receipt. The Lender and the Agent shall be entitled to rely and act upon any notices reasonably believed by the Lender or the Agent to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

(d)       No Waiver; Cumulative Remedies. No failure by the Lender or the Agent to exercise, and no delay by the Lender or the Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(e)       Expenses. The Borrower agrees to pay or reimburse the Lender and the Agent for (i) all reasonable and documented costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and other Transaction Documents executed and delivered on or prior to the Closing Date (whether or not the transactions contemplated hereby or thereby are consummated), (ii) all reasonable and documented costs and expenses (including reasonable and documented legal fees and expenses) incurred in connection with any amendment, waiver, consent or other modification of the provisions hereof and the other Transaction Documents (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, and (iii) all costs and expenses (including reasonable and documented legal fees and expenses) incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Transaction Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law). All such amounts shall be payable (x) with respect to clause (i), on the Closing Date and (y) otherwise, within 30 days after demand therefor.

(f)       Indemnification. The Borrower shall indemnify and hold harmless on an after-Tax basis the Lender and the Agent and their respective Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys- in- fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including all reasonable and documented legal fees and expenses of one law firm plus any local counsel deemed appropriate by such law firm) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower of any kind or nature, which may at any time be imposed on, incurred by or asserted against any such Indemnitee in connection with (i) the execution, delivery and performance by the parties thereto of their respective obligations under this Agreement or any other Transaction Document and the transactions contemplated hereby or thereby, and the consummation and administration of the transactions contemplated hereby and thereby (other than with respect to legal fees and disbursements incurred on or prior to the date hereof) (ii) any actual or prospective claim, litigation, investigation or proceeding brought or threatened whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether such Indemnitee is designated a party thereto, relating to or arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby and thereby, the Lender’s or the Agent’s activities in connection herewith or therewith or any actual or proposed use of proceeds of Loans hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of any Indemnitee. No party hereto shall have any liability for any special, indirect, consequential or punitive damages relating to this Agreement or any other Transaction Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(g)       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

(h)       Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, (ii) the Agent may not assign or otherwise transfer any of its rights or obligations hereunder except, upon prior written notice to the Borrower, to any Affiliates of the Lender or of the Agent or any Person sponsored, administered or managed by the Lender or the Agent or any Affiliate thereof, and (iii) the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (A) upon written notice to the Borrower, to the Agent, any Affiliate of the Lender or the Agent or any Person sponsored, administered, financed or managed by the Lender, the Agent or any Affiliate thereof or any other Person (other than a natural person), approved by the Agent and, unless an Event of Default has occurred and is continuing at the time of such assignment, the Borrower (each such approval not to be unreasonably withheld or delayed), (B) by way of participation in all or a portion of the Lender’s rights and/or obligations hereunder (including all or a portion of its Commitment and/or the Loans), or (C) by way of pledge or assignment of a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender (and any other attempted assignment or transfer by any party hereto shall be null and void). The Borrower agrees that each assignee, participant or any person that is a party to an economic arrangement that is similar to a participation with respect to a Loan (including a total return swap or similar derivative contract under which all or a portion of the economic benefits and burdens with respect to the Agreement are transferred to another party) will be entitled to the benefits of Section 2(n) and Sections 8(f), (l) and (v) to the same extent as if it were a Lender (in each case, subject to the requirements and limitations therein, it being understood that with respect to Section 2(n), the documentation required under Section 2(n)(vi) shall be delivered to the participating Lender). However, any participant shall not be entitled to receive any greater payment under Section 2(n) or 8(n), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.

(i)       Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(j)       Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(k)       No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(l)       Inability to Determine Applicable LIBOR Rate. If at any time the Lender, in its reasonable discretion, determines that (i) adequate and reasonable means do not exist for determining the Applicable LIBOR Rate, or (ii) the Applicable LIBOR Rate does not accurately reflect the funding cost to the Lender of making such Loans, all references to the Applicable LIBOR Rate shall be deemed to be to the Alternative Interest Rate for the period during which such circumstance exists.

(m)       Illegality. If the Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to make, maintain or fund Loans, or to determine or charge interest rates based upon the Applicable LIBOR Rate, until all such amounts shall have been prepaid in full, the Applicable LIBOR Rate shall be deemed to be equal to the Alternative Interest Rate.

(n)       Increased Cost. The Borrower shall reimburse or compensate the Lender, promptly upon demand (and in any event within 30 days after demand by the Lender), for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of (i) any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender or Change in Law or in the interpretation or application thereof after the date hereof; and (ii) compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law (including any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any Loan hereunder or any change in the basis or rate of taxation of payments to the Lender in respect thereof, but excluding in each case, (x) Indemnified Taxes and (y) Excluded Taxes) and only to the extent such costs, losses or payments are documented in reasonable detail.

(o)       Confidentiality. Each of the Lender and the Agent agree to maintain the confidentiality of all non-public information received from or an behalf of the Borrower relating to the Borrower or its business (“Borrower Confidential Information”), and the Borrower agrees to maintain the confidentiality of each of the Transaction Documents and all other information received from the Lender or the Agent, including all reports prepared by the Agent or the Lender (“Lender Confidential Information” and, together with Borrower Confidential Information, “Confidential Information”) except that the Borrower may disclose Lender Confidential Information and the Lender or the Agent may disclose Borrower Confidential Information (i) to its and its respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know such information (collectively, “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature thereof and instructed to keep the content thereof confidential and that such party shall be responsible for any breach or failure to comply with this Section 8(o)(i) (or any instruction hereunder) by its Representatives); (ii) to the extent requested by any regulatory or self-regulatory authority or required by Applicable Laws or by any subpoena or similar legal process, in which case, the relevant party agrees to use commercially reasonable efforts to notify the other party promptly thereof to the extent permitted by law; (iii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (iv) in the case of the Lender or the Agent, subject to an agreement containing provisions substantially similar to those of this Section 8(o), to any actual or prospective permitted assignee or participant in any of the Lender’s rights or obligations under this Agreement or any credit insurance (or credit reinsurance) provider of the Lender; (v) with the consent of the Borrower with respect to the disclosure of Borrower Confidential Information, and with the consent of the Lender and the Agent with respect to the disclosure of Lender Confidential Information; or (vi) to the extent such Confidential Information (A) is available to the disclosing Person on a nonconfidential basis prior to disclosure by the other Person, (B) becomes publicly available other than as a result of a breach of this Section 8(o) or (C) becomes available to the disclosing Person on a nonconfidential basis from a source other than the other Person. It is understood and agreed that regulators having jurisdiction over the Agent or the Lender shall have unrestricted access to all books, records, files and other materials in the Agent’s or the Lender’s possession, including any Borrower Confidential Information, and disclosure of any Borrower Confidential Information to such persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Borrower.

(p)       Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, indebtedness or other obligation at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender hereunder or under any other Transaction Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit, indebtedness or obligation. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(q)       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by Applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(r)       Counterparts; Integration. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, together with the other Transaction Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

(s)       Survival. Notwithstanding any provision to the contrary, (i) all representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and (ii) the provisions of Sections 2(k), 8(f), 8(n), 8(o), 8(x), 8(aa) and 8(cc) shall survive any termination of this Agreement.

(t)       Severability. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(u)       Governing Law. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (EXCEPT, AS TO ANY OTHER TRANSACTION DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(v)       Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against the Agent, the Lender or any of their respective Related Parties in any way relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Transaction Document shall affect any right that the Agent or the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against the Borrower or its properties in the courts of any other jurisdiction. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address set forth beneath its signature hereto. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(w)       WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

(x)       Judgment Currency. If, under any Applicable Law and whether pursuant to a judgment being made or registered against the Borrower or for any other reason, any payment under or in connection with this Agreement, is made or satisfied in a currency (the “Other Currency”) other than Dollars then, to the extent that the payment (when converted into Dollars at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase Dollars with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, the Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such short-fall. For the purpose of this Section 8(x), “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase Dollars with the Other Currency following reasonable diligence by the Payee to maximize the amount of Dollars obtained upon such exchange and shall take into account any premium and other costs of exchange.

(y)       Appointment as Agent; Limitation of Liability. The Lender irrevocably appoints the Agent as its administrative agent and collateral agent under this Agreement and the other Transaction Documents and authorizes the Agent or any Affiliate of the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Transaction Documents, together with such actions and powers as are reasonably incidental thereto. The Agent shall not have any duties or obligations except those expressly set forth in the Transaction Documents.

(z)       Conflicts Disclosure; Waiver and Exculpation. The Borrower hereby acknowledges that the Lender, the Agent and their respective Affiliates may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial, trading or investment banking business with (including the provision of brokerage, asset management and advisory services to) any issuer of an Investment Asset or their respective Affiliates or any other Person having obligations relating to the Borrower or any Investment Asset, and may act with respect to such business in the same manner as if this Agreement or the Loans did not exist (including in a way that may be directly or indirectly adverse to the interests of the Borrower). The Borrower hereby waives any claim in respect of any such potential or actual conflict, and agrees that it will not seek to hold the Lender, the Agent or their respective Affiliates liable for any losses or obligations of the Borrower that may result with respect to such business.

(aa)       USA PATRIOT Act. The Lender and the Agent (for itself and not on behalf of the Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies the Borrower which information includes the name of the Borrower and other information that will allow the Lender or the Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act, and the Borrower agrees to provide such information from time to time to the Lender and the Agent, as applicable.

(bb)       Acknowledgements.

(i)       The Borrower hereby acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Transaction Documents; (ii) none of the Agent nor the Lender has any fiduciary or advisory relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Transaction Documents, and the relationship between the Borrower, on the one hand, and the Agent and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (iii) no joint venture is created hereby or by the other Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby between the Lender or Agent and the Borrower.

(ii)       Each of the Agent and the Lender hereby agrees for the benefit of each and every trustee, director, and officer of, and each record owner of any outstanding shares of, the Borrower (each a “Non-Recourse Person”) that (i) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under any Transaction Document or other instrument or document delivered pursuant hereto or thereto; and (ii) no claim against any Non-Recourse Person or any property thereof may be made for any obligation of the Borrower under any Transaction Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by the Borrower hereunder or thereunder.

(cc)       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)       the effects of any Bail-In Action on any such liability, including, if applicable;

(A)       a reduction in full or in part or cancellation of any such liability;

(B)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(C)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.       DEFINITIONS; CONSTRUCTION

(a)       Except as otherwise set forth in the Exhibits or

Appendices hereto, the following terms, as used herein, have the following meanings:

“Advance Rate” means, at any date, the quotient (expressed as a percentage) of (i) the Total Outstandings at such date plus all accrued and unpaid interest on the Loans as of such date divided by (ii) the Aggregate Eligible Collateral Value at such date.

“Advisory Agreements” means the Management Agreement, dated as of February 11, 2010, between the Borrower and Legg Mason Partners Fund Advisor, LLC.

“Affiliate” means, (i) when used with reference to the Borrower, has the meaning ascribed to the term “Affiliated Person” in the Investment Company Act and the rules and regulations thereunder and (ii) when used with reference to any other Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent. In any event, the Investment Manager and its Affiliates shall be deemed Affiliates of the Borrower.

“Aggregate Eligible Collateral Value” means the aggregate Market Value of all Eligible Collateral.

“Alternative Interest Rate” means, for any day in any Interest Period with respect to any Loan, the higher of (A) the Federal Funds Rate in effect for such day (or if such day is not a Business Day, the immediately prior Business Day) (as determined by the Agent) plus 1/2 of 1% and (B) the “prime rate” as quoted by Bloomberg L.P. in its “PRIMBB Index” for such day (or if such day is not a Business Day, the immediately prior Business Day).

“Anti-Corruption Laws” means all Laws applicable to the Borrower from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, (15 U.S.C. §§ 78dd-1, et seq.).

“Anti-Terrorism Laws” means all Laws of any jurisdiction applicable to the Borrower from time to time related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the “USA PATRIOT Act”), The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.) and Executive Order 13224 (effective September 24, 2001).

“Applicable Law” means, for any Person, all existing and future Laws applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, Regulations “B” and “Z” of the Board, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable LIBOR Base Rate” means with respect to any Loan and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a one-month period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to (a) if such Loan is made during such Interest Period the date such Loan is made or (b) otherwise, the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the Applicable LIBOR Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Applicable LIBOR Rate” means, with respect to any Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Applicable LIBOR Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Appropriate Accounting Principles” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Asset Coverage” means the ratio, expressed as a percentage, of (a) Total Assets of the Borrower, less all liabilities and indebtedness of the Borrower not represented by Senior Securities (as such terms are defined in the Investment Company Act) to (b) the aggregate amount of Senior Securities (as such term is defined in the Investment Company Act) representing indebtedness of the Borrower.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Equity Interests” means, with respect to the Borrower, shares of capital stock of (or other ownership or profit interests in) the Borrower, all of the warrants, options or other rights for the purchase or acquisition from the Borrower of shares of capital stock of (or other ownership or profit interests in) the Borrower, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) the Borrower or warrants, rights or options for the purchase or acquisition from the Borrower of such shares (or such other interests), and all of the other ownership or profit interests in the Borrower (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Borrowing Notice” has the meaning specified in Section 2(b).

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or Paris, France and, if such day relates to any Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital-At-Risk” means the weighted average (measured based on the Market Value of each individual Eligible Collateral) of the Haircuts applicable to each such individual Eligible Collateral.

“Cash” means all cash denominated in Dollars (or any other currency acceptable to Agent in its sole discretion).

“Cash Equivalents” means:

(i) securities issued by, or directly and fully guaranteed or insured by, the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing not more than one year from the date of acquisition;

(ii) certificates of deposit, dollar time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with Société Générale or any domestic commercial bank having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of “P-2” or better from Moody’s or “A-2” or better from S&P;

(iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above;

(iv) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “P-1” or higher from Moody’s or “A-1” or higher from S&P, and in each case maturing within one year after the date of acquisition;

(v) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, rated at least “A2” by Moody’s or at least “A” by S&P and in each case having maturities of not more than one year from the date of acquisition; and

(vi) money market funds provided that each such money market fund meets the requirements of the SEC Rule 2a-7 under the Investment Company Act.

“Change in Law” means (a) the adoption of any Law after the date of this Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Agent or the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, and (y) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Custodian” shall be deemed to have occurred if The Bank of New York Mellon ceases to be the Custodian of the Borrower or on the fifteenth (15th) day following the date on which Bank of New York Mellon provides notice to the Agent that it will terminate the Control Agreement over the Custody Account pursuant to the terms thereof unless (i) a replacement custodian who is either (a) reasonably acceptable to the Agent or (b) both an Eligible Custodian and identified on the Custodian List at the time of succession has been appointed and (ii) the Collateral Requirement is satisfied in connection therewith and (iii) such replacement custodian shall have entered into a Custody Agreement and Control Agreement substantially similar to the Custody Agreement and Control Agreement being replaced. For the avoidance of doubt, the occurrence of the conclusion of the Transition Period shall not constitute a Change of Custodian under this Agreement..

“Change of Management” shall be deemed to have occurred if (i) Legg Mason Partners Fund Advisor, LLC or any Affiliate thereof ceases to be the Qualified Investment Adviser of the Borrower, unless a replacement Qualified Investment Advisor reasonably acceptable to Agent has been engaged by the Borrower or (ii) Western Asset Management Company, LLC or any Affiliate thereof ceases to be the subadvisor of the Borrower, unless a replacement subadvisor reasonably acceptable to Agent has been engaged by the Borrower.

“CMBS” means a commercial mortgage backed security.

“Closing Date” means the date on which the conditions in Section 3(a) have been satisfied.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all “Collateral,” as defined in any Security Document.

“Collateral Requirement” means the requirement that:

(i) all documents and instruments necessary or reasonably requested by the Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Agreement, shall have been filed, registered or recorded or delivered to the Agent for filing, registration or recording;

(ii) the Borrower shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder; and

(iii) the Borrower shall have taken all other action reasonably requested by the Agent under the Security Documents to perfect, register and/or record the Liens granted by it to the Agent or the Lender thereunder.

“Collections” means (a) all cash collections and other cash proceeds with respect to any Investment Asset, including, without limitation, (i) all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Investment Asset, (ii) all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Investment Asset and (ii) all amendment fees, late fees, waiver fees, prepayment fees (including call premiums, to the extent such call premiums are in excess of par), (iv) all Recoveries, (v) all insurance proceeds, (vi) all proceeds of any sale or disposition with respect to such Investment Asset, and (vii) all cash proceeds or other funds received by the Borrower with respect to any underlying collateral (including from any guarantors) and (b) all payments received pursuant to any Swap Contract.

“Commitment” means the obligation of the Lender to make Loans under this Agreement in an aggregate principal amount at any one time not to exceed $105,000,000.

“Commitment Fee” means the amount due and payable with respect to each Interest Period equal to the sum of the Daily Commitment Fees for all days (which small mean for the avoidance of doubt the actual number of days) included in such Interest Period.

“Commitment Fee Rate” means, (a) as of any day upon which the Total Outstandings exceed 80% of the Commitment, 0.20% and (b) as of any other day 0.60%.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means (a) during the Transition Period, the Temporary Control Agreement and the Permanent Control Agreement, and (b) thereafter, the Permanent Control Agreement.

“Custodian” means (a) during the Transition Period, the Existing Custodian and the New Custodian, and (b) thereafter, the New Custodian.

Custodian List means the list in Exhibit C.

“Custody Account” means (a) during the Transition Period, the Existing Custody Account and the New Custody Account, and (b) thereafter, the New Custody Account.

“Custody Agreement” means (a) during the Transition Period, the Existing Custody Agreement and the New Custody Agreement, and (b) thereafter, the New Custody Agreement.

“Daily Commitment Fee” means an amount equal to (A) the product of (i) the Commitment Fee Rate applicable on such day and (ii) the unused portion of the Commitment on such day divided by (B) 360.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, if applicable, and all other liquidation, winding up, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, at any time, an interest rate equal to the interest rate (including any Spread) otherwise applicable to any Loan at such time plus 2% per annum, to the fullest extent permitted by Applicable Laws; provided that if no Loan is outstanding at such time, the Default Rate shall be an interest rate equal to (i) the Alternative Interest Rate plus (ii) the Spread plus (iii) 2% per annum, to the fullest extent permitted by Applicable Laws.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act signed into law on July 21, 2010, as amended.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible CMBS” means CMBS owned by the Borrower with respect to which all of the criteria set forth on Appendix I are satisfied (or otherwise waived by the Agent in its sole discretion) at such time and designated as such by the Agent in its sole discretion.

“Eligible Collateral” means, collectively, Collateral consisting of all (a) Eligible CMBS, (b) Eligible RMBS, (c) Cash, (d) Cash Equivalents and (e) other asset backed securities agreed to from time to time by the Agent in its sole discretion; in each case, to the extent held in the Custody Account and subject to a Perfected Lien in favor of the Agent and/or the Lender; provided that (without duplication):

(i)       to the extent the Market Value of Eligible Legacy RMBS exceeds 70% of the Market Value of all Eligible Collateral, such excess shall not constitute Eligible Collateral; and

(ii)       to the extent the Market Value of Eligible RMBS exceeds 85% of the Market Value of all Eligible Collateral, such excess shall not constitute Eligible Collateral.

For the avoidance of doubt any excess resulting from the operation of clause (i) in the definition of Eligible Collateral shall be applied toward pro rata reduction of the Market Value of each Eligible Legacy RMBS for purposes of applying clause (ii) of the definition of Eligible Collateral.

“Eligible Custodian” means an independent organization or entity organized and doing business under the laws of the United States of America or any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$200,000,000, subject to supervision or examination by federal or state authority, having a long term senior unsecured debt rating of at least “Baa1” by Moody’s and at least “BBB+” by S&P and having an office within the United States. If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this definition, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition.

“Eligible Dealer” means any nationally recognized broker/dealer that is not an Affiliate of the Borrower or the Investment Manager and that is acceptable to the Agent

“Eligible Legacy RMBS” means Eligible RMBS issued in or prior to calendar year 2008.

“Eligible RMBS” means RMBS owned by the Borrower with respect to which all of the criteria set forth on Appendix I are satisfied (or otherwise waived by the Agent in its sole discretion) at such time and designated as such by the Agent in its sole discretion.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2(n), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2(n)(vi) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Custodian” means State Street Bank and Trust Company or its designee or nominee, acting in its capacity as custodian.

“Existing Custody Agreement” means that certain Custody Agreement dated as of October 5, 2012 between the Borrower and the Existing Custodian.

“Facility” means the credit facility contemplated by this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (i) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, Contractual Obligations, Swap Contracts or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, Contractual Obligations, Swap Contracts or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation of the payment or performance of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, Contractual Obligations, Swap Contracts or other obligation, or (D) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness, Contractual Obligations, Swap Contracts or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (ii) any Lien on any assets of such Person securing any Indebtedness, Contractual Obligations, Swap Contracts or other obligation of any other Person, whether or not such Indebtedness, Contractual Obligations, Swap Contracts or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Haircut” means, for any Eligible Collateral, a percentage determined by the Agent in its sole discretion (including, for the avoidance of doubt, a percentage equal to 100%); provided that, (i) the Agent shall be permitted to adjust such percentage with respect to each Eligible Collateral on the last Business Day of each calendar quarter in a commercially reasonable manner and (ii) the Agent agrees that adjustments to such percentage will not be greater than 15% on a quarterly basis (i.e. if the margin requirement was initially 30%, it will not be increased to greater than 34.5% (30% times 1.15) at the next quarter). The Agent shall deliver a statement of the then-current Haircuts to the Borrower within five Business Days (or as soon thereafter as commercially practicable) of the end of each calendar quarter.

“Impacted Interest Period” has the meaning given to such term in the definition of Applicable LIBOR Base Rate.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Appropriate Accounting Principles: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, repurchase agreements or other similar instruments, (ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (iii) the net obligations of such Person under any Swap Contract, (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business , in each case, not past due for more than 90 days after the date on which such trade account payable was due and (y) obligations to the Custodian for purposes of clearing and settling purchases and sales of securities, in each case not past due more than five Business Days after such purchase or sale), (v) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (vi) all capital leases and synthetic lease obligations, (vii) all commitments of such Person to make an investment in another Person or to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (ix) all obligations of such Person to post margin or collateral (however characterized) under any prime brokerage, securities account, options or similar agreements, (x) all obligations of such Person under reverse repurchase agreements or like arrangements, (xi) any other obligation of such Person that would constitute indebtedness evidenced by senior securities under the Investment Company Act and (xii) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the swap termination value thereof as of such date. The amount of any capital lease or synthetic lease obligation as of any date shall be deemed to be the amount of attributable indebtedness in respect thereof in accordance with Appropriate Accounting Principles as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8(f).

“Indirect Fund” means any “registered investment company” within the meaning of Section 8 of the Investment Company Act that has made or holds any investment in excess of 10% of its total assets made in reliance on Sections 12(d)(1)(E), (F), (G) or (J) of the Investment Company Act (other than an investment made in reliance on Rules 12d1-1 thereunder).

“Initial Asset Coverage Breach” has the meaning given to such term in Section 7(m).

“Interest Period” means (x) as to each Loan (i) initially, the period commencing on the date such Loan is disbursed and ending on the next succeeding Rollover Date applicable pursuant to the definition thereto to such Loan and (ii) thereafter, each period commencing on the last day of the preceding Interest Period and ending on the next succeeding Rollover Date applicable pursuant to the definition thereto to such Loan; and (y) as to the Commitment Fee, (i) initially, the period commencing on the Closing Date and ending on the next succeeding Rollover Date applicable pursuant to the definition thereto to such Commitment Fee and (ii) thereafter, each period commencing on the last day of the preceding Interest Period and ending on the next succeeding Rollover Date applicable pursuant to the definition thereto to such Commitment Fee; provided that any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) reasonably determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available for Dollars that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of capital stock or other securities of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Investment Asset” means a CMBS or an RMBS, as the context requires.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“Investment Manager” means each of (i) Legg Mason Partners Fund Advisor, LLC, in its capacity as advisor to the Borrower and (ii) Western Asset Management Company, LLC, in its capacity as subadvisor to the Borrower.

“Investment Policies and Restrictions” means, with respect to the Borrower, the provisions dealing with investment objectives, investment policies, and investment restrictions, as set forth in the Organization Documents and the Prospectus, as supplemented or modified by any press release or shareholder report included within Form N-CSR, as such provisions may be supplemented, amended or modified as authorized by the Board of Directors of the Borrower and as permitted under this Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LIBOR Screen Rate” has the meaning given to such term in the definition of Applicable LIBOR Base Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2(a).

“Margin Deficiency” means, at any time of determination, that the Advance Rate exceeds the Maximum Advance Rate.

“Margin Stock” shall have the meaning provided such term in Regulation U.

“Market Value” means, with respect to any Eligible Collateral at any date of determination thereof selected by the Agent, the mean between the bid side and the offer side market price of such Eligible Collateral as determined by the Agent on the basis of the most recent Valuation Statement in respect of such Eligible Collateral, with such adjustments as the Agent may reasonably conclude are appropriate (including but not limited to adjustments that are necessary to reflect the bid side of the market price); provided, that the Borrower may dispute the determination of the Market Value of any Eligible Collateral by the Agent upon written notice to the Agent (a “Market Value Dispute Notice”) no later than one Business Day after the Borrower is notified of such determination, and if the Borrower obtains firm executable bids of the then full outstanding principal amount of such Eligible Collateral from two nationally recognized broker/dealers that are not Affiliates of the Borrower or the Investment Manager and that are acceptable to the Agent within one Business Day after the Market Value Dispute Notice is delivered to the Agent, the Market Price shall be the lower of such bids until the next date of determination of the Market Value of such Eligible Collateral.

“Material Adverse Effect” means, other than as the result of changes in the market value of the Borrower’s assets or liabilities, a material adverse change in or material adverse effect on (a) the business, properties, assets, operations, liabilities (actual or contingent), or financial condition of the Borrower; (b) the ability of the Borrower to perform its obligations under any Transaction Document to which it is a party; (c) the rights or remedies of the Agent (including in its capacity as the collateral agent under any Security Document) or the Lender under any Transaction Document; or (d) the Collateral or the legality, validity, binding effect or enforceability against the Borrower of any Transaction Document to which it is a party.

“Maturity Date” means the earlier of (x) the Scheduled Maturity Date and (y) the termination of the Commitment pursuant to this Agreement.

“Maximum Advance Rate” means the lower of (a) 75% or (b) 100% minus the Capital-At-Risk.

“Maximum Amount” means, as at any date of determination, an amount equal to the least of:

(a) the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to Applicable Law, including the Investment Company Act;

(b) the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to the limitations on borrowings adopted by the Borrower in its Prospectus or elsewhere;

(c) the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to any agreements with any Governmental Authority; or

(d) the maximum amount of Indebtedness that the Borrower would be permitted to incur without violating any other provision of this Agreement, in each case, as in effect at the time of determination.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Asset Value” means the net asset value of the Borrower calculated in accordance with the methodology set out in the valuation policies and procedures adopted by the Board of Directors of the Borrower from time to time in accordance with the Investment Company Act and the rules and regulations thereunder.

“New Custodian” means the Bank of New York Mellon or its designee or nominee, acting in its capacity as custodian or any replacement thereof.

“New Custody Agreement” means that certain Custodian Services Agreement dated as of January 1, 2018, by and between the Borrower and the New Custodian.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Transaction Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligor” means, collectively, each Person obligated to make payments under an Underlying Instrument, including any guarantor thereof.

“Offering Documents” means, for any Persons, such Person’s private placement memorandum, prospectus, other similar offering documents.

“Organization Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Account” as of any time, is a collective reference to any assets that are subject to a Lien permitted by Section 6.(b)(ii)(y).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” has the meaning specified in Section 8(j).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfected Lien” means first priority perfected Lien, subject only to Permitted Liens.

“Permanent Control Agreement” means the Control Agreement, dated as of the date hereof among the Borrower, the Agent and the New Custodian with respect to the New Custody Account

“Permitted Lien” means (a) Liens held by the Custodian under the Custody Agreement at the priority level permitted by the applicable Control Agreement; (b) Liens created under the Security Documents; (c) Liens imposed by Law for taxes that are not yet due or are being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves in conformity with Appropriate Accounting Principles have been set aside for the payment thereof; and (d) Liens securing judgments for the payment of money to the extent such judgments do not constitute an Event of Default under Section 7(j).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Investors” has the meaning specified in Section 4(u).

“Prospectus” means, collectively, the Borrower’s prospectus and statement of additional information, each dated February 26, 2010 and filed with the SEC pursuant to Rule 497(h) under the Securities Act.

“PTCE 84-14” has the meaning specified in Section 4(u).

“Qualified Investment Adviser” means an “Investment Adviser” as defined in the Investment Company Act.

“Recipient” means (a) the Agent or (b) the Lender, as applicable.

“Recoveries” means, as of the time any underlying collateral with respect to any defaulted Investment Asset is sold, discarded or abandoned or otherwise determined to be fully liquidated by the Servicer, the proceeds from the sale of the underlying collateral, the proceeds of any related insurance policy, any other recoveries with respect to such Investment Asset, as applicable, the underlying collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Investment Asset, as applicable, to be refunded to the related Obligor.

“Register” has the meaning specified in Section 8(j).

“Regulation U” means Regulation U issued by the Board (12 C.F.R. Part 221).

“Regulation X” means Regulation X issued by the Board (12 C.F.R. Part 224).

“Regulatory Event” means (i) any adverse determination made by the Securities and Exchange Commission or any other Governmental Authority for a material violation or material breach of Law (including, without limitation, the Investment Company Act) by the Borrower or (ii) any investigation made by the Securities and Exchange Commission or any other Governmental Authority for a violation or breach of Law (including, without limitation, the Investment Company Act) by the Borrower or the Investment Manager that would reasonably be expected to have a Material Adverse Effect or (iii) the revocation, suspension or termination of any license, permit or approval held by the Borrower or the Investment Manager that, in the reasonable judgment of the Lender, is necessary for the conduct of the Borrower’s business.

“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.

“Responsible Officer” of a Person means its chief executive officer or its chief financial officer (whether or not the Person performing such duties is so designated) or any authorized designee thereof.

“RMBS” means a residential mortgage backed security.

“Rollover Date” means (x) as to each Loan, as applicable (a) the first day of the calendar month immediately succeeding the calendar month in which such Loan was disbursed or (b) the first day of the calendar month succeeding the calendar month in which the preceding Rollover Date falls, provided that if any such day established in clause (a) or (b) above is not a Business Day, “Rollover Date” shall mean the immediately succeeding Business Day and (y) as to the Commitment Fee (a) the first day of the calendar month immediately succeeding the calendar month in which the Closing Date falls or (b) the first day of the calendar month succeeding the calendar month in which the preceding Rollover Date falls; provided that if any such day established in sub-clause (a) or (b) of clause (y) above is not a Business Day, “Rollover Date” shall mean the immediately succeeding Business Day.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (or its successors in interest).

“Sanctioned Person” means any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, or a citizen or resident of, any country or territory that is subject to any comprehensive territory-wide Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” means July 13, 2020, or if such day is not a Business Day, the immediately preceding Business Day.

“Security Agreement” means the Security Agreement dated as of the date hereof between the Borrower and the Agent.

“Security Documents” means (i) the Security Agreement, (ii) each Control Agreement and (iii) any additional pledges, security agreements or mortgages required to be delivered pursuant to the Transaction Documents and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

“Spread” means 1.10% per annum.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Applicable LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means any other Person (i) of which a majority of the shares of securities or other equity interests are at the time beneficially owned by such Person and (ii) the management of which is controlled, directly or indirectly, by such Person or an Affiliate of such Person. For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.

“Swap Contracts” means, as to any Person, all payment and collateralization obligations of such Person in respect of (a) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Control Agreement” means the Control Agreement, dated as of the date hereof among the Borrower, the Agent and the Existing Custodian with respect to the Existing Custody Account

“Threshold Amount” means as of any date of determination the lesser of $5,000,000 and 3% of the Net Asset Value of the Borrower as of close of business on the Business Day immediately preceding such date of determination.

“Total Assets” means the aggregate market value of all assets of the Borrower, as determined by the Borrower.

“Total Outstandings” means, at any date, the aggregate outstanding principal amount of Loans on such date after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Transaction Documents” means this Agreement and the Security Documents.

“Transfer Completion Date” means the date upon which all of the assets contained in the Existing Custody Account shall have been transferred to the New Custody Account.

“Transition Period” means the period from the Closing Date through the Transfer Completion Date.

“Underlying Instrument” means the loan agreement, credit agreement, indenture or other agreement pursuant to which an Investment Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Investment Asset or of which the holders of such Investment Asset are the beneficiaries.

“U.S.” or “United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 2(n)(vi)(B)(2)(C).

“USA PATRIOT Act” has the meaning given to such term in the definition of Anti-Terrorism Laws.

“Valuation Statement” means, with respect to any Collateral held in the Custody Account, a statement prepared by the Borrower, delivered in electronic format as a spreadsheet (the form of which shall be provided by the Agent), and based upon (i) the mean between the bid and asked price quotation from provided monthly by broker dealers, in the relevant market for the relevant Investment Assets, that are not Affiliates of the Borrower or the Investment Manager and which are acceptable to the Agent and (ii) the amount of any cash and Cash Collateral held in the Custody Account.

“Withholding Agent” means the Borrower or the Agent, as the context may require.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b)       Construction. As used herein and in any Transaction Document:

(i)       Computations. All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with Appropriate Accounting Principles.

(ii)       References to Agreements, Laws and Persons. Unless otherwise expressly provided herein, (A) references to documents, agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted hereby; and (B) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (C) references to any Person include its successors and permitted assigns.

(iii)       Other References. Unless otherwise specified, (A) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, (B) the words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Transaction Document shall refer to such Transaction Document as a whole and not to any particular provision thereof, (C) Article, Section, Exhibit and Appendix references are to the Transaction Document in which such reference appears, (D) the term “including” is by way of example and not limitation, and (E) section headings are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Transaction Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

WESTERN ASSET MORTGAGE DEFINED OPPORTUNITY FUND

INC., as Borrower

By:	/s/ Jeanne M. Kelly
Name:	Jeanne M. Kelly
Title:	Senior Vice President

Address for Notices:

Western Asset Mortgage Defined Opportunity Fund Inc.

c/o Legg Mason Partners Fund Advisor, LLC

620 Eighth Avenue, 49th Floor

New York, New York 10018

Telephone:                 230-703-7026 / 212-805-3487

Facsimile:                   877-493-2957 / 212-805-3488

Attention:                   George Hoyt / Raymond Lui

CREDIT AGREEMENT

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as Lender and Agent

By:	/s/ Julien Thinat
Name:	Julien Thinat
Title:	Authorized Signatory

Address for Notices:

Société Générale, New York Branch

245 Park Avenue

New York, New York 10167

Attention:

Navid Hazeghi

Tel: +1 212 278 5533

Email : navid.hazeghi@sgcib.com

Arnaud Filliol

Tel.: +1 212 278 5837

Email: arnaud.filliol@sgcib.com

Julien Thinat

Tel: +1 212 278 7598

Email: julien.thinat@sgcib.com

Bogomil Ivanov

Tel: +1 212 278 5898

Email: bogomil.ivanov@sgcib.com

Wiring instructions:	Société Générale, New York Branch ABA 026-004-226 Clearing Account: 9051422 Ref: Warnco Attn: Cherlese Brathwaite

CREDIT AGREEMENT

APPENDIX I

CRITERIA FOR ELIGIBLE CMBS AND RMBS

Any CMBS or RMBS that:

1.         consists of pass-through certificates representing beneficial ownership interests in one or more REMICs consisting of one or more first lien mortgage loans secured by commercial and/or multifamily properties;

2.         immediately prior to the pledge to the Agent or the Lender thereof, Borrower had good and marketable title to, and was the sole owner and holder of, and was free and clear of any and all Liens.

3.         Borrower has full right, power and authority to pledge and assign;

4.         has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof;

5.         other than consents and approvals obtained or those already granted in the related documents governing it, no consent or approval by any Person is required in connection with Agent’s acquisition of a security interest thereon, for Agent’s exercise of any rights or remedies in respect thereof or for Agent’s sale or other disposition of thereof.

6.         no third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies;

7.         it is in uncertificated form and held through the facilities of (a) The Depository Trust Corporation in New York, New York, or (b) such other clearing organization or book-entry system as is designated in writing by the Agent;

8.         as of the date of its issuance, it complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the issuance thereof including, without limitation, any registration requirements of the Securities Act of 1933, as amended;

9.         with respect thereto, there is no document that by its terms modifies or affects the rights and obligations of the holder thereof, the terms of the related pooling and servicing agreement or any other agreement relating thereto, and, since issuance, there has been no material change or waiver to any term or provision of any such document, instrument or agreement;

10.         with respect thereto, there is no (i) monetary default, breach or violation that exists with respect to any pooling and servicing agreement or other document governing or pertaining to it, (ii) material non-monetary default, breach or violation that exists with respect to any such agreement or other document or other document governing or pertaining to it, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under such documents and agreements;

11.         with respect thereto, (i) no interest shortfalls have occurred and no realized losses have been applied thereto or otherwise incurred with respect to any mortgage loan related thereto nor any class thereof issued under the same governing documents as it, and (ii) the Borrower is not aware of any circumstances that could have a Material Adverse Effect on such Investment Asset.

12.         with respect thereto, there are no circumstances or conditions with respect thereto, the underlying Mortgaged Property or the related Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard such Investment Asset as an unacceptable investment or adversely affect the value or marketability of such Investment Asset;

13.         with respect thereto, Borrower has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Investment Asset is or may become obligated;

14.         with respect thereto, there is no material inaccuracy in any servicer report or trustee report delivered to the Borrower in connection with such Investment Asset; and

15.         with respect thereto, no servicer thereof has made any advances, directly or indirectly, with respect thereto or to any mortgage loan relating thereto.

For purposes of the foregoing, the following terms shall have the following meanings:

“Mortgage Note” means original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a commercial mortgage loan.

“Mortgaged Property”: The real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by one or more Mortgage Notes.

“Mortgagor”: The obligor on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

CREDIT AGREEMENT

APPENDIX II

CUSTODIAN LIST

State Street Bank and Trust

The Bank of New York Mellon

US Bank National Association

CREDIT AGREEMENT

EXHIBIT A-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [•], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [•], as borrower, and Société Générale, New York Branch, as the initial lender and the agent (in its capacity as the agent, “Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2(n) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or
W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

        Name:

        Title:

Date:                         , 20[ ]

EXHIBIT A-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [•], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [•], as borrower, and Société Générale, New York Branch, as the initial lender and the agent (in its capacity as the agent, “Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2(n) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C)of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                         , 20[ ]

EXHIBIT A-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [•], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [•], as borrower, and Société Générale, New York Branch, as the initial lender and the agent (in its capacity as the agent, “Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2(n) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10- percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W- 8BEN-E (as applicable) or (ii) an IRS Form
W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                         , 20[ ]

EXHIBIT A-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [•], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [•], as borrower, and Société Générale, New York Branch, as the initial lender and the agent (in its capacity as the agent, “Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2(n) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W- 8BEN-E (as applicable) or (ii) an IRS Form
W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                         , 20[ ]